UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d)          Effective September 6, 2018, the Board of Directors (the “Board”) of Cyclacel Pharmaceuticals, Inc. (the “Company”) appointed Robert J. Spiegel to serve as a Class 3 Director until the 2021 annual meeting of the Company’s stockholders.

There are no arrangements or understandings between Dr. Spiegel and any other person pursuant to which Dr. Spiegel was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Spiegel has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Dr. Spiegel has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

On September 6, 2018, the Board granted, under and pursuant to the terms of the Company’s 2018 Equity Incentive Plan, to Dr. Spiegel an option to purchase up to 8,576 shares of the Company’s common stock, at an exercise price of $1.43 per share, for his services as a non-executive director of the Company, all of such options to vest on the first anniversary of the date of grant. The option expires on September 6, 2028.

In addition, Dr. Spiegel is entitled to receive an annual fee of $45,000 for his services as a non-executive director of the Company and $4,000 as a member of the Board’s Nominating and Governance Committee. Dr. Spiegel will also be reimbursed for certain customary business expenses in connection with attending the Board meeting.

Dr. Spiegel has over 30 years of extensive R&D and operational experience in biopharmaceuticals, including in large pharmaceutical and biotechnology companies and academic startups, as well as an advisor to venture capital and private equity funds. Dr. Spiegel was an Assistant Professor and Director of the Developmental Therapeutics Program at New York University Medical Center and then spent 25 years at Schering-Plough (subsequently acquired by Merck & Co.), where he joined as the first Director for Oncology Clinical Research. He subsequently held a series of senior executive positions, including Senior Vice President for Worldwide Clinical Research and Chief Medical Officer. During his time at Schering-Plough, he led teams that took numerous drug candidates through clinical development and was involved with over 30 New Drug Application approvals by the U.S. FDA. For the last seven years, he has been a consultant to the biotech industry and has served on the Scientific Advisory Board and Board of Directors of multiple biotech companies. Notably, Dr. Spiegel currently serves on the Board of Directors of Geron Corporation and Edge Therapeutics, Inc. He is Chairman of Vidac Pharma and former Executive Chairman of NexImmune, Inc. He is currently the president of Spiegel Consulting LLC and an Assistant Professor of Medicine at Weill Cornell Medical College.  He is also a Senior Advisor to the private equity firm Warburg Pincus and an Advisor to the Israel Biotech Fund. Dr. Spiegel received his B.A. from Yale University and his M.D. from the University of Pennsylvania. He completed his specialty training at the National Cancer Institute, National Institutes of Health (NIH).

Item 8.01: Other Events.

Declaration of Quarterly Cash Dividend on 6% Convertible Exchangeable Preferred Stock

On September 6, 2018, the Board declared a quarterly cash dividend in the amount of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock (“Preferred Stock”). The cash dividend will be payable on November 1, 2018 to the holders of record of the Preferred Stock as of the close of business on October 15, 2018.

The Board considered numerous factors in determining whether to declare the quarterly dividend, including the requisite financial analysis and determination of a surplus. While the Board will analyze the advisability of the declaration of dividends in future quarters, there is no assurance that future quarterly dividends will be declared.

Item 9.01: Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: September 14, 2018